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Exhibit 14

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CODE OF ETHICS FOR
PRINCIPAL EXECUTIVE OFFICER
AND SENIOR FINANCIAL OFFICERS

PURPOSE

        SAIC expects the highest possible ethical conduct from its principal executive officer and senior financial officers. This Code of Ethics contains the policy guidelines and procedures adopted by the Board of Directors of the Company for its most senior financial and executive officers relating to legal and ethical standards for conducting Company business. Your full compliance with this Code of Ethics, with SAIC's Standard of Business Ethics and Code of Conduct Handbook (the "Code of Conduct") and SAIC's administrative policies is mandatory. This Code of Ethics supplements your obligations and responsibilities under the Code of Conduct and SAIC's administrative policies.

APPLICABILITY

        This Code of Ethics applies to the Chief Executive Officer, the President, the Chief Financial Officer, the Controller and the Treasurer (the "Senior Officers") It is the obligation of each Senior Officer to become familiar with the Code of Ethics, to adhere to the standards and restrictions contained in it, to conduct him or herself accordingly and avoid both the fact and the appearance of impropriety.

POLICY GUIDELINES

  1. Accurate Disclosure

        The Company is committed to providing full, fair, accurate, timely and understandable disclosure in all periodic reports and documents that the Company files, or submits to, the Securities and Exchange Commission ("SEC") and other securities law administrators and in other public communications made by the Company. Accordingly, it is essential that you exercise the highest standard of care in preparing such reports in accordance with the following guidelines:

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  Maintain accurate books and records that fully, fairly and accurately reflect the Company's financial information and reporting of transaction.

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  Prepare the financial statements and other financial information included in periodic reports in accordance with generally accepted accounting principles and in a manner that fairly presents in all material respects the financial condition, results of operations and cash flows of the Company.

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  Maintain disclosure controls and procedures adequate to make all material information relating to the Company known to management, particularly during the periods in which the Company's periodic reports are being prepared.

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  Maintain internal controls and procedures for financial reporting sufficient to provide reasonable assurances that the Company's financial statements are fairly presented in conformity with generally accepted accounting principles, and comply with such internal controls and procedures.

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  Prohibit the establishment or use of any undisclosed or unrecorded assets, funds or liabilities.

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  Disclose material off-balance sheet transactions in compliance with applicable laws and regulations and with generally accepted accounting principles.

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  Cooperate fully with the internal auditors and the independent auditors in their work and do not impede their efforts in any way or conceal information from them.

  2. Compliance with Law, Rules and Regulations

        The Company is committed to conducting its business in accordance with all applicable laws, rules and regulations and in accordance with high standards of business ethics. You are expected to comply, and ensure that the Company complies, with all applicable laws and regulations. Although you may not know the requirements of these laws, you are expected to act reasonably in obtaining advice from the Company's lawyers or outside legal counsel. You also have a responsibility to conduct yourself in an honest and ethical manner. You have leadership responsibilities that include creating a culture of high ethical standards and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns.

        If a law conflicts with a policy of this Code of Ethics, you must comply with the law; however, if a local custom or policy conflicts with this Code of Ethics, you must comply with this Code of Ethics. If you have any questions regarding whether a law conflicts with this Code, you should consult with our General Counsel.

  3. Conflicts of Interest

        You must avoid any personal activity, investment or association that could interfere or even appear to interfere with your good judgment concerning SAIC's best interests. You may not exploit your position or relationship with SAIC for personal gain. You should avoid even the appearance of such a conflict. A conflict of interest occurs when your private interests interfere—or even appear to interfere—with the interests of SAIC. You must conduct the Company's business in an honest and ethical manner, including the handling or avoidance of actual or apparent conflicts of interest between personal and professional relationships. You must never act in a manner that could cause you to lose your independence and objectivity or that could adversely affect the confidence of our customers and suppliers or your fellow employees in the integrity of the Company.

        Conflicts of interest include, but are not limited to the examples set forth below. Although we cannot list every conceivable conflict, you must disclose any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the SAIC's General Counsel or Audit Committee for proper consideration. If you are not sure whether a transaction or relationship may present a conflict of interest, you should consult with SAIC's General Counsel.

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  Improper Personal Benefits—Conflicts of interest arise when you or a member of your family receives improper personal benefits as a result of your position with the Company. You may not accept any benefits from the Company that have not been duly authorized and approved by the Compensation Committee of the Board of Directors or generally available to all employees. Similarly, you may not accept improper personal benefits from any entity that does or seeks to do business with us.

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  Financial Interests in Other Businesses—Neither you nor your immediate family members may have an ownership interest in any other enterprise if that interest compromises or appears to compromise your loyalty to the Company. For example, you may not own an interest in a business that competes or in which the Company has an investment. Similarly, you should not own an interest in a significant supplier or other companies that do business with the Company where your interest could create even the appearance of a conflict.

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  Business Arrangements with the Company—Without the prior written approval of the Audit Committee, you may not participate in a joint venture, partnership, investment or other business arrangement with the Company or any of its affiliates.

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  Corporate Opportunities—You owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. You are prohibited from (i) taking for yourself personally opportunities that are discovered through the use of Company property, information or position, (ii) using Company property, information or position for improper personal gain and (iii) competing with the Company.

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  Outside Employment and Activities—The Company expects that you will devote your full business time and attention to your employment with the Company. Simultaneous employment, consulting relationship or service as a director ("Outside Employment") for a competitor is strictly prohibited. Outside Employment with a customer, supplier or business associate of the Company is only permitted with prior written approval of the Audit Committee.

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  Family Members Working in the Industry—If your spouse or significant other, your children, parents or in-laws, or someone else with whom you have a family relationship is an employee, officer, director or significant stockholder (i.e., owns greater than a 5% equity interest) of a competitor, supplier or customer of the Company, you must disclose the situation to the General Counsel of SAIC. Where this is the case, you must be especially careful in guarding against inadvertently disclosing the Company's confidential information and being involved in decision on behalf of the Company that involve the other company.

  4. Fair Dealing and Confidentiality

        You must strive to deal fairly with the Company's customers, suppliers, competitors and employees and to conduct our business with integrity, honesty and fairness. You must respect and protect any confidential or proprietary information shared with us by customers, suppliers and others. You may not take unfair advantage of others through dishonest, unethical or illegal practices, including manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or false or misleading statements. The Company seeks to outperform our competitors fairly and honestly through superior performance, not through unethical or illegal business practices.

        As a Senior Officer, you have access to non-public information regarding the Company and other entities. You are not permitted to use or share that information for securities trading purposes or any purpose other than the conduct of our business. As a Senior Officer, you must maintain the confidentiality of non-public proprietary information entrusted to you by the Company, our customers and others with whom we transact business except when disclosure is authorized or legally mandated. Furthermore, to use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is unethical and illegal. The misuse of confidential information may create substantial civil or even criminal liability for you and the Company. If you have any questions, please consult the General Counsel of the Company.

REPORTING OF VIOLATIONS OF CODE OF ETHICS

        If you have questions about this Code of Ethics or are in doubt about the best course of action in a particular situation, you should seek guidance from the Company's General Counsel. If you know of or suspect a violation of applicable laws or regulations or this Code of Ethics, you must immediately report that information to the Company's General Counsel or a member of the Audit Committee. Failure to report a suspected violation of this Code of Ethics is itself a violation of this Code of Ethics.

        It is the policy of the Company not to allow retaliation for reports made in good faith by any employee of violations of this Code or any other illegal or unethical behavior. You are expected to cooperate in any internal investigations of misconduct.

COMPLIANCE WITH CODE OF ETHICS

        All reported violations will be promptly investigated as appropriate and treated confidentially to the extent possible. The Company intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with this Code of Ethics and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Senior Officers who violate this Code of Ethics and/or other Company policies and procedures will be subject to disciplinary actions, up to and including suspension or discharge.

        In addition, disciplinary measures, up to and including suspension or discharge, will be taken against any Senior Officer who directs or approves infractions or has knowledge of them and does not promptly report and correct them in accordance with Company policies.

CHANGES TO OR WAIVERS OF THE CODE OF ETHICS

        If you would like to seek a waiver of the Code of Ethics you must make full disclosure of your particular circumstances to Company's Audit Committee. The Audit Committee will waive application of the policies set forth in this Code of Ethics only when circumstances warrant granting a waiver, and then only in conjunction with any appropriate monitoring of the particular situation. Only the Board of Directors or the Audit Committee may change or waive provisions in this Code of Ethics.

        Any amendment, waiver or implicit waiver of any provision of this Code of Ethics for a Senior Officer will be disclosed on a Form 8-K or on the Company's website promptly in accordance with applicable SEC requirements. The Company will maintain any such disclosure on its website for at least 12 months after the Company initially posts such disclosure. Following such 12-month period, the Company shall retain such disclosure for at least five years.

NO RIGHTS CREATED

        This Code of Ethics is not intended to and does not constitute an employment contract or assurance of continued employment and does not creates any rights in any Senior Officer, employee, customer, supplier, competitor, stockholder of the Company or any other person or entity.

ACKNOWLEDGMENT FORM

        I have received and read the Code of Ethics for Principal Executive and Senior Financial Officers (the "Code of Ethics") of Science Applications International Corporation (the "Company"), and I understand its contents. I agree to comply fully with the standards contained in the Code of Ethics and the Company's related policies and procedures. I understand that I have an obligation to report to the Company's General Counsel or any member of the Audit Committee any suspected violations of the Code of Ethics of which I am aware. I acknowledge that the Code of Ethics is a statement of policies for business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment.

Printed Name

Signature

Date

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Exhibit 14
CODE OF ETHICS FOR PRINCIPAL EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS